EXHIBIT A

New to the Street Launches 24-Part Series With ARAX Holdings, Spotlighting Core Blockchain, CorePass, Lunaº Mesh, and Revolutionary Tech Solutions

New to The Street, a leader in sponsored and syndicated programming, proudly announces the signing of a comprehensive 24-part series with ARAX Holdings.

FOR IMMEDIATE RELEASE

New to The Street Launches 24-Part Series with ARAX Holdings, Spotlighting Core Blockchain, CorePass, Lunaº Mesh, and Revolutionary Tech Solutions

New York, NY – September 18,2024 – New to The Street, a leader in sponsored and syndicated programming, proudly announces the signing of a comprehensive 24-part series with ARAX Holdings. The series, set to air nationwide, will highlight ARAX’s groundbreaking innovations, including Core Blockchain, CorePass, Lunaº Mesh, and a full suite of cutting-edge solutions designed to revolutionize secure digital transactions, carbon footprint tracking, and compliance with global standards.

Filming for the series is slated to begin this Thursday, with the first episode expected to debut [add anticipated date]. In addition to national television coverage, the series will leverage earned media, targeted commercials, and iconic outdoor billboards to maximize visibility for ARAX Holdings’ innovations, which integrate blockchain technology and BaaP (Blockchain as a platform, DePIN (Decentralized Physical Infrastructure Networks), decentralized secure connectivity and last mile reach, DeFI, DeFI/CeFI trade finance (hybrid solutions), greenhouse gas (GHG) accounting, AI powered solutions, all data/privacy/financial regulation, and compliance.

“We are thrilled to partner with ARAX Holdings to bring their transformative technologies to the forefront,” said [Insert Name], CEO of New to The Street. “This series will shine a spotlight on their visionary solutions and the impact they are making across industries, from digital security to environmental sustainability.”

About ARAX’s Suite of Solutions, Core Blockchain, CorePass and Lunaº Mesh

ARAX is transforming the platform economy with its innovative Core Ecosystem, seamlessly integrating blockchain, AI, and Decentralized Physical Infrastructure Networks (DePIN). By leveraging CorePass digital identity and Lunaº Mesh connectivity, ARAX ensures real-time, compliant, and transparent management of real-world assets and processes. This ecosystem not only enhances enterprise efficiency and transparency but also drives advancements in smart cities, agriculture, and asset management, creating secure, collateralized investment opportunities and reducing counterparty risk. Core Blockchain is a revolutionary Layer-1, Proof of Work, IoT focused, AML 5 compliant, decentralized Blockchain network. CorePass is a revolutionary decentralized digital identity that offers secure authentication and digitization of government-issued documents, which allows users to be in control of their data with several applications that ensure online security for the digital economy. Luna°Mesh is an unbreakable decentralized mesh network that integrates resilient communication, decentralized storage, and hybrid positioning for seamless, fail-proof operation across vast distances, ensuring uninterrupted communication and tracking even in emergencies.

In the upcoming series, New to The Street will cover:

Enterprise Blockchain Solutions (BaaP): ARAX’s blockchain-based ecosystem is transforming Decentralized Physical Infrastructure Networks (DePIN) applications, decentralized finance (DeFi), and smart city/smart building projects, including deployments on the innovative Lunaº Mesh technology.

Use Cases in the Making:

1.	Tuzla Smart City Pilot Project: Focused on leveraging blockchain, IoT, AI, and DePIN technology to establish smart city solutions in Romania, starting with intelligent street lighting.

2.	Commodity and Metals DeFi Projects: Revolutionizing commodities trading by integrating blockchain and smart contracts, starting with the copper industry, ensuring transparency and secure transactions.

3.	Smart Building Use Case: Utilizing blockchain and decentralized technologies to enhance enterprise data management and infrastructure through ARAX BaaP and Lunaº Mesh.

4.	DVP (Digital Vehicle Passport) and DPP Projects: Offering a blockchain-based cradle-to grave platform adhering to Euro 7 standards for vehicle emissions and enhancing environmental sustainability through the EU’s Ecodesign for Sustainable Products Regulation.

5.	Integration with Third-Party Equipment: Utilizing blockchain and IoT technologies for retail, logistics, and asset management, improving operations across various sectors, including utility management, renewable energy solutions, and real-time tracking.

About ARAX Holdings

ARAX Holdings is an innovative leader in the field of digital security and sustainability, offering next generation solutions to meet the evolving demands of businesses and consumers. Their mission is to empower secure, reliable, and environmentally responsible digital experiences across the globe.

About New to The Street

New to The Street is a premier TV and media platform with a 16-year track record of delivering in-depth business interviews and features. Broadcasting weekly as sponsored programming on Fox Business and Bloomberg, New to The Street also provides billboard support through its Accel Media Partnership on the NASDAQ and Reuters buildings, as well as bus shelters across NYC’s Financial District. With over 1.55 million YouTube subscribers and the strongest social media presence in the industry, New to The Street offers unparalleled reach and visibility for emerging companies and industry leaders.

For more information or media inquiries, please contact: [Insert contact details]

Source: New to The Street Page